Exhibit 99.1

FOR IMMEDIATE RELEASE

SONIC AUTOMOTIVE, INC. ANNOUNCES FIRST QUARTER

NET INCOME FROM CONTINUING OPERATIONS OF $0.43 PER SHARE

CHARLOTTE, NC (April 29, 2003)—Sonic Automotive, Inc. (NYSE: SAH) today announced results for the first quarter of 2003. Sonic reported first quarter net income from continuing operations of $17.8 million, or $0.43 per diluted share. This result compares to 2002 first quarter net income from continuing operations of $23.2 million, or $0.55 per diluted share.

During the first quarter, the Emerging Issues Task Force issued guidance on accounting for incentives or rebates received by resellers from vendors, which was effective January 1, 2003. This guidance affected the Company’s accounting for floorplan and advertising assistance received from manufacturers. As a result, the Company recorded a $5.6 million, or $0.14 per share, after tax charge as a cumulative effect of accounting change.

Net income for the quarter ended March 31, 2003 was $11.7 million, or $0.28 per diluted share, compared to prior year results of $22.1 million, or $0.52 per diluted share.

In commenting on the quarter, Mr. O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “The first quarter of 2003 was challenging for our Company with adverse weather conditions in several of our major markets and excessive new vehicle inventory at the beginning of the quarter. We have taken aggressive actions to reduce personnel, inventory carrying costs and other expenses. Our performance improved dramatically over the course of the quarter and we are well positioned for the second quarter of 2003. We are targeting earnings per diluted share of $2.45 to $2.70 (excluding the cumulative effect of the change in accounting principle mentioned above) for calendar year 2003. This estimate is based on an expected level of new vehicle industry sales of 16.0 million units and does not include the effect of any unannounced acquisitions or additional share repurchases. We have reduced our estimate for the year based on first quarter results and broadened the range of possible results due to uncertainty about ongoing general economic conditions, used car demand and other factors.”

Same Store Sales

On a same store basis, total revenues decreased 6.2% for the quarter compared to the same period last year. New vehicle same store sales were down 4.9%, in line with automotive industry retail sales trends despite our exposure to several under-performing markets in Texas and elsewhere. Used vehicle same store sales were down 12.6% for the quarter. Same store parts and service sales declined 0.9% for the quarter although same store service sales increased 2.6%. Same store parts and service gross profits were up 1.9% for the quarter reflecting continued gross margin expansion and changes in product mix.

Jeffrey C. Rachor, the Company’s Chief Operating Officer stated, “We are beginning to see signs of improvement in used car sales and profitability. Compared to the fourth quarter of 2002, our gross margin on used cars increased from 10.8% to 11.6%. Losses on wholesale sales of used cars declined from $2.9 million in the fourth quarter of 2002 to $1.1 million in the first quarter of 2003. Our efforts to emphasize manufacturers’ sponsored certified pre-owned programs led to sales increases in certified pre-owned vehicles of 34.5% compared to the first quarter of 2002. We are working to expand the available sources of used car financing for consumers and have recently added four new used car consumer financing sources to our preferred lender group.”

Acquisition and Disposition Activity

Year to date in 2003, Sonic has closed on previously announced dealership acquisitions representing approximately $123.0 million in combined annual revenues. The Company has entered into agreements to purchase two dealerships with combined revenues of approximately $70 million annually. Completion of these transactions is subject to normal closing conditions and manufacturers’ approval. The acquisitions are expected to close in the second quarter of 2003. The dealerships to be acquired are Calabasas Volvo, located in the Los Angeles, California metropolitan market and Falore Chrysler/Jeep, located in Colma, California.

The acquisition of Calabasas Volvo will increase Sonic’s exposure to this strengthening brand and add to the diversification of the Company’s Los Angeles platform. After completion of this acquisition, our Los Angeles platform will have 17 dealerships with approximately $900 million in annual revenues.

Falore Chrysler/Jeep will be combined with Sonic’s existing Serramonte Dodge dealership as part of Chrysler Corporation’s Project Alpha. After completion of facility enhancements, the combined Chrysler/Jeep/Dodge operation will be fully competitive in the marketplace. The Company intends to complete several more Project Alpha combinations in 2003 and is committed to assisting Chrysler Corporation in their efforts to improve distribution. These transactions are examples of how Sonic’s capital can assist the automobile manufacturers in effecting their market representation plans.

The Company continues to pursue acquisition opportunities and expects to announce agreements to acquire dealerships representing at least $500 million in annual revenues during 2003. At March 31, 2003, the Company had approximately $151.9 million available under the Company’s revolving credit facility. Year to date, the Company has disposed of two dealerships representing $50.0 million in annual revenues. These disposals generated $5.2 million in cash flow.

Security Repurchase Plans

Sonic’s Board of Directors has authorized the expenditure of up to $145 million to repurchase outstanding shares of its Class A common stock or redeem securities convertible into its Class A common stock. As of March 31, 2003, the Company had approximately $30.1 million of the authorization remaining. The Company has repurchased 567,000 shares of its Class A common stock year to date in 2003. No repurchases of convertible or senior subordinated bonds have taken place in 2003.

Brand and Geographic Diversity

The Company’s top ten brands for the quarter based on new vehicle revenues were Honda (15.9%), Ford (14.5%), Cadillac (12.2%), Toyota (11.0%), BMW (9.8%), Chevrolet (9.7%), Lexus (4.2%), Chrysler (4.0%), Volvo (3.2%), Mercedes (3.0%) and Nissan (2.5%).

The Company’s top markets for the quarter based on total revenues were San Francisco (10.9%), Los Angeles (10.7%), Houston (9.6%), Dallas (9.6%), Charlotte (6.2%), Tampa (6.2%), San Jose (4.9%), Oklahoma (4.6%), Atlanta (3.8%) and Columbus (3.0%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, APRIL 29, 2003 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416 – OR YOU CAN ACCESS THE CALL AT WWW.COMPANYBOARDROOM.COM OR WWW.VCALL.COM.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 187 franchises and 47 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity and growth in profit, profit margins and earnings per share, as well as industry vehicle sales levels and trends. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company does not undertake any obligation to update forward-looking information.

Contact:	Theodore M. Wright, President of Sonic Automotive, Inc. (704) 532-3347.

J. Todd Atenhan, Investor Relations of Sonic Automotive, Inc. (888) 766-4218.

Bill Steers, Media Relations of Sonic Automotive, Inc. (888) 766-4219.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended
	03/31/2002	03/31/2003
Revenues
New vehicles	$883,192	$1,004,153
Used vehicles	248,447	281,196
Wholesale vehicles	96,886	103,244

Total vehicles	1,228,525	1,388,593
Parts, service, and collision repair	193,845	236,066
Finance & insurance and other	43,552	48,571

Total revenues	1,465,922	1,673,230
Total gross profit	232,129	265,244
SG&A expenses	179,829	218,990
Depreciation	1,872	2,435

Operating income	50,428	43,819
Interest expense, floor plan	4,977	6,010
Interest expense, other	8,016	9,692
Other income	85	85

Income from continuing operations before taxes	37,520	28,202
Income taxes	14,307	10,405

Net income from continuing operations	23,213	17,797
Discontinued operations:
Loss on operations from discontinued dealerships	(1,911)	(908)
Income tax benefit	777	415
Net loss from discontinued operations	(1,134)	(493)

Income before cumulative effect of change in accounting principle	22,079	17,304
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	(5,619)

Net income	$22,079	$11,685

Diluted:
Weighted average common shares outstanding	42,563	41,757
Net Income per share from continuing operations	$0.55	$0.43
Loss per share from discontinued operations	($0.03)	($0.01)
Cumulative effect of change in accounting principle	$0.00	($0.14)

Net Income per share	$0.52	$0.28

Gross Margin Data:
New vehicles retail	7.8%	7.1%
Used vehicles retail	11.9%	11.6%
Total vehicles retail	8.7%	8.1%
Parts, service and collision repair	46.7%	48.0%
Finance and insurance	100.0%	100.0%
Overall gross margin	15.8%	15.9%

SG&A Expenses:
Personnel	$111,550	$131,803
Advertising	13,268	15,028
Facility rent	14,249	18,403
Other	40,762	53,756

Unit Data:
New units	32,378	35,703
Used units	16,679	18,361

Total units retailed	49,057	54,064
Wholesale units	14,344	13,766
Average price per unit:
New vehicles	27,278	28,125
Used vehicles	14,896	15,315
Wholesale vehicles	6,754	7,500

Other Data:
Net cash provided by operating activities	$39,998	$27,076
Floorplan assistance (continuing operations)	$6,990	$8,073

Balance Sheets:
	As Of
	12/31/2002	03/31/2003
ASSETS
Current Assets:
Cash and cash equivalents	$10,576	$16,568
Receivables, net	297,859	268,426
Inventories	929,450	918,207
Other current assets	63,742	100,586

Total current assets	1,301,627	1,303,787
Property and Equipment, Net	121,936	113,156
Goodwill, Net	875,894	883,501
Other Intangibles, Net	61,800	65,400
Other Assets	14,051	16,030

TOTAL ASSETS	$2,375,308	$2,381,874

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Notes payable—floor plan	$850,162	$837,510
Trade accounts payable	58,560	51,908
Accrued interest	13,306	10,310
Other accrued liabilities	113,592	119,376
Current maturities of long-term debt	2,764	2,764

Total current liabilities	1,038,384	1,021,868
LONG-TERM DEBT	637,545	654,791
OTHER LONG-TERM LIABILITIES	16,085	17,497
PAYABLE TO COMPANY'S CHAIRMAN	5,500	5,500
DEFERRED INCOME TAXES	40,616	40,566
STOCKHOLDERS' EQUITY
Class A convertible preferred stock	—	—
Class A common stock	371	371
Class B common stock	121	121
Paid-in capital	396,813	397,623
Accumulated other comprehensive loss	(6,447)	(6,525)
Retained earnings	339,457	351,142
Treasury stock, at cost	(93,137)	(101,080)

Total stockholders' equity	637,178	641,652

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,375,308	$2,381,874

Balance Sheet Data:
Current Ratio	1.25	1.28
Debt to Total Capital	50.3%	50.8%
LTM Return on Stockholders' Equity	17.9%	15.5%